EXHIBIT 23.7

CONSENT OF DONALD W. NIEMIEC

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Resaca Exploitation, Inc. (“Resaca”) with the Securities and Exchange Commission on October 23, 2009, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Resaca effective upon completion of the merger as described in the Registration Statement.

/s/ Donald W. Niemiec
Name: Donald W. Niemiec
Date: October 23, 2009